Exhibit 99.1

Oragenics, Inc. Changes Name to ONI Biopharma Inc.

FOR IMMEDIATE RELEASE

ALACHUA, FL (May13, 2008) – Oragenics, Inc. (AMEX:ONI) announced today that its Board of Directors approved the use of the Company’s new name of ONI BioPharma Inc. The Company recently registered in the State of Florida to do business as “ONI BioPharma Inc.” The Company will refer to itself as ONI BioPharma from this point forward and expects to seek to obtain shareholder approval to amend its articles of incorporation in order to formally change its name from Oragenics, Inc. to ONI BioPharma Inc. in connection with the next annual meeting of shareholders. The Company believes that the new name more accurately reflects the broad range of scientific platforms and products that the Company has under development through the efforts of its scientific team, headed by Dr. Jeffrey Hillman, our Chief Scientific Officer.

Our Chairman, Richard T. Welch, stated that, “although we remain committed to oral health, the Company is active in the development of novel antibiotics and diagnostics as well and the new ‘doing business name,’ ONI BioPharma, conveys a better sense of a company that is active in other areas, in particular the infectious diseases arena.”

Notwithstanding our doing business as ONI BioPharma Inc, and our expected future formal name change, our common stock will continue to trade under the stock symbol “ONI” on the American Stock Exchange.

About Oragenics

Oragenics, Inc. (d/b/a ONI BioPharma Inc.) is a biopharmaceutical company with a pipeline of proprietary technologies. The Company has a number of products in discovery, preclinical and clinical development, with a concentration in the main therapeutic area of infectious diseases. Our core pipeline includes products and supporting platform technologies for use in the treatment and diagnosis of bacterial infections.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect Oragenics Inc.’s (d/b/a ONI BioPharma) current views with respect to future events and financial performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to those set forth in our most recently filed annual report on Form 10-KSB and quarterly report on Form 10-Q, and other factors detailed from time to time in filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

Contact:

Oragenics, Inc.

Stanley B. Stein, 386-418-4018 X222

www.oragenics.com

###